Exhibit 99.1

Sun Hydraulics Continues Double Digit Sales and Earnings Growth in 3rd Quarter

SARASOTA, FLA, November 7, 2006 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the third quarter of 2006 as follows:

(Dollars in millions except net income per share)

	September 30, 2006	October 1, 2005	Increase
Three Months Ended
Net Sales	$36.2	$28.7	26%
Net Income	$3.9	$2.9	34%
Net Income per share:
Basic	$0.36	$0.27	33%
Diluted	$0.36	$0.27	33%
Nine Months Ended
Net Sales	$107.3	$88.8	21%
Net Income	$12.4	$9.9	25%
Net Income per share:
Basic	$1.14	$0.92	24%
Fully Diluted	$1.13	$0.91	24%

“Continued growth in the third quarter has again resulted in double-digit increases in sales and earnings,” reported Allen Carlson, Sun Hydraulics’ President and CEO. “This 14th consecutive quarter of double digit sales growth supports our belief that we continue to increase our market share.”

“We completed two significant information technology projects in the third quarter,” Carlson said. “In the US, we migrated to a “multi-facility” system which will improve information sharing as products flow across business segments. In Germany, we installed new software that will improve order entry and communication with our customers. Our European businesses are now on the same platform.”

“There were start-up costs associated with the implementations,” Carlson said, “However, these software upgrades are a critical investment in Sun’s future. Sun will continue to invest in people, machinery and processes to help us meet the demands of our customers and continue to focus on the long term.”

Recognition

In October, Sun was recognized by Forbes for the 2nd consecutive year as one of the nations “Top 200 Small Companies”. Sun’s ranking this year improved to #87 from #113 last year. To learn more about the methodology for selecting companies, please visit http://www.forbes.com/lists/2006/23/biz_06200best_The-200-Best-Small-Companies_land.html.

Outlook

“We expect order rates to remain strong across all major markets in the fourth quarter,” Carlson said.

2006 fourth quarter sales are estimated to be approximately $33 million, an 18% increase over the same period last year. 2006 year-end sales are estimated to be approximately $140 million, a 20% increase compared to 2005. Fourth quarter earnings per share are estimated to be between $0.31 and $0.33 per share, compared to $0.26 per share last year, approximately a 23% increase.

“We are looking forward to a great finish to a great year,” Carlson concluded.

Webcast

Sun Hydraulics Corporation will broadcast its third quarter financial results conference call live over the Internet at 2:30 P.M. E.T. tomorrow, November 8, 2006. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Webcast Q&A

Questions may be submitted to the Company via email after reviewing this earnings release, by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-K for the year ended December 31, 2005 and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-Q for the quarter ended July 1, 2006. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	September 30, 2006	October 1, 2005
	(unaudited)	(unaudited)
Net sales	$36,202	$28,726

Cost of sales	25,540	19,701

Gross profit	10,662	9,025

Selling, engineering and administrative expenses	4,707	4,644

Operating income	5,955	4,381

Interest expense	99	102
Foreign currency transaction loss/(gain)	32	(23)
Miscellaneous (income)/expense, net	(72)	100

Income before income taxes	5,896	4,202

Income tax provision	1,980	1,284

Net income	$3,916	$2,918

Basic net income per common share	$0.36	$0.27

Weighted average basic shares outstanding	10,812	10,894

Diluted net income per common share	$0.36	$0.27

Weighted average diluted shares outstanding	10,867	10,991

Dividends declared per share	$0.100	$0.100

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Nine months ended
	September 30, 2006	October 1, 2005
	(unaudited)	(unaudited)
Net sales	$107,315	$88,819

Cost of sales	74,433	59,956

Gross profit	32,882	28,863

Selling, engineering and administrative expenses	14,068	13,387

Operating income	18,814	15,476

Interest expense	235	385
Foreign currency transaction loss/(gain)	63	(290)
Miscellaneous (income)/expense, net	(134)	78

Income before income taxes	18,650	15,303

Income tax provision	6,240	5,384

Net income	$12,410	$9,919

Basic net income per share	$1.14	$0.92

Basic weighted average shares outstanding	10,892	10,797

Diluted net income per share	$1.13	$0.91

Diluted weighted average share outstanding	10,954	10,893

Dividends declared per share	$0.300	$0.225

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,021	$5,417
Restricted cash	56	413
Accounts receivable, net of allowance for doubtful accounts of $114 and $110	15,138	10,975
Inventories	9,318	7,870
Income taxes receivable	—	236
Deferred income taxes	782	782
Other current assets	372	864

Total current assets	36,687	26,557

Property, plant and equipment, net	48,909	45,181
Other assets	1,875	1,823

Total assets	$87,471	$73,561

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,495	$4,822
Accrued expenses and other liabilities	4,148	3,857
Long-term debt due within one year	409	398
Dividends payable	1,080	1,089
Income taxes payable	758	—

Total current liabilities	11,890	10,166

Long-term debt due after one year	4,184	1,986
Deferred income taxes	4,708	4,688
Other liabilities	268	281

Total liabilities	21,050	17,121

Shareholders’ equity:
Common stock	11	11
Capital in excess of par value	30,402	32,466
Unearned compensation related to outstanding restricted stock	—	(741)
Retained earnings	32,556	23,406
Accumulated other comprehensive income	3,452	1,647
Treasury stock	—	(349)

Total shareholders’ equity	66,421	56,440

Total liabilities and shareholders’ equity	$87,471	$73,561

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Nine months ended
	September 30, 2006	October 1, 2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$12,410	$9,919
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,372	4,172
Loss on disposal of assets	37	18
Provision for deferred income taxes	20	(6)
Allowance for doubtful accounts	4	(10)
Stock-based compensation expense	421	245
Stock options income tax benefit	(82)	—
(Increase) decrease in:
Accounts receivable	(4,167)	(2,076)
Inventories	(1,448)	(806)
Income taxes receivable	236	—
Other current assets	492	(124)
Other assets, net	(72)	72
Increase (decrease) in:
Accounts payable	673	1,204
Accrued expenses and other liabilities	1,474	960
Income taxes payable	840	(286)
Other liabilities	(15)	(14)

Net cash provided by operating activities	15,195	13,268
Cash flows used in investing activities:
Investment in WhiteOak	—	(400)
Capital expenditures	(7,194)	(6,207)
Proceeds from dispositions of equipment	20	1

Net cash used in investing activities	(7,174)	(6,606)

Cash flows used in financing activities:
Proceeds from debt	7,000	10,099
Repayment of debt	(4,791)	(19,878)
Proceeds from exercise of stock options	112	2,348
Proceeds from stock issued	179	111
Payments for purchase of treasury stock	(2,951)	(27)
Dividends to shareholders	(3,267)	—
Stock options income tax benefit	82	(1,609)

Net cash (used in) provided by financing activities	(3,636)	(8,956)
Effect of exchange rate changes on cash and cash equivalents	862	(236)

Net increase in cash and cash equivalents	5,247	(2,530)
Cash and cash equivalents, beginning of period	5,830	9,762

Cash and cash equivalents, end of period	$11,077	$7,232

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$235	$385
Income taxes	$5,226	$6,286

	United			United
	States	Korea	Germany	Kingdom	Elimination	Consolidated
Three Months
Ended September 30, 2006
Sales to unaffiliated customers	$22,912	$4,085	$4,874	$4,331	$—	$36,202
Intercompany sales	6,158	—	26	810	(6,994)	—
Operating income	3,760	488	1,114	572	21	5,955
Depreciation	1,023	37	127	247	—	1,434
Capital expenditures	2,179	26	143	30	—	2,378

Three Months
Ended October 1, 2005
Sales to unaffiliated customers	$18,118	$2,992	$3,736	$3,880	$—	$28,726
Intercompany sales	5,179	—	16	721	(5,916)	—
Operating income	3,121	377	617	270	(4)	4,381
Depreciation	973	37	121	255	—	1,386
Capital expenditures	1,733	7	712	117	—	2,569

Nine Months
Ended September 30, 2006
Sales to unaffiliated customers	$67,105	$12,247	$14,644	$13,319	$—	$107,315
Intercompany sales	19,450	—	88	2,262	(21,800)	—
Operating income	12,088	1,691	3,230	1,893	(88)	18,814
Depreciation	3,142	112	368	730	—	4,352
Capital expenditures	6,586	46	205	357	—	7,194

Nine Months
Ended October 1, 2005
Sales to unaffiliated customers	$55,821	$8,909	$11,914	$12,175	$—	$88,819
Intercompany sales	16,614	—	59	2,068	(18,741)	—
Operating income	10,855	1,174	2,705	923	(181)	15,476
Depreciation	2,934	112	340	779	—	4,165
Capital expenditures	4,565	14	806	822	—	6,207